Exhibit 5.1

[HAYNES AND BOONE, LLP LETTERHEAD]

March 17, 2017

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

Ladies and Gentlemen:

We are acting as counsel to Pulmatrix, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to $11,000,000 in aggregate value of the Company’s common stock, par value $0.0001 per share, all of which shares (the “Shares”) are to be offered and sold by the Company from time to time in accordance with the terms of the At-the-Market Sales Agreement, dated March 17, 2017, by and between the Company and BTIG, LLC., as sales agent (the “Sales Agreement”) and as described in the prospectus supplement dated March 17, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated August 3, 2016 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-212546) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the specimen Common Stock certificate of the Company and (vii) such other corporate records of the Company and as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the Prospectus contained in the Registration Statement or the Prospectus Supplement will have been issued; (iv) a Prospectus Supplement will have been prepared and filed with the Commission properly describing the Shares offered thereby and will have been delivered to the purchaser(s) of the Shares as required in accordance with applicable law; (v) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; (vi) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; and (vii) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance.

Pulmatrix, Inc.

March 17, 2017

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

following (i) execution and delivery by the Company of the Sales Agreement, (ii) continued effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Sales Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

In rendering the opinions, we have assumed that, at the time of the sale of the Shares, (i) the resolutions of the Board of Directors or similar governing body, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded and (ii) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Shares.

The opinions expressed herein are limited to the Delaware General Corporation Law as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP